Exhibit 99.1

Vallon Pharmaceuticals Reports Fiscal Year 2021 Financial Results and Provides Business Update

- Topline data for pivotal abuse study of the Company’s lead investigational program ADAIR expected this quarter

- Second development program, ADMIR, continues to advance with first-in-human clinical trial expected to commence in 2022

PHILADELPHIA, PA, February 14, 2022 – Vallon Pharmaceuticals, Inc. (NASDAQ: VLON), (“Vallon” or the “Company”), a clinical-stage biopharmaceutical company primarily focused on the development of novel drugs that are designed to deter abuse in the treatment of central nervous system (CNS) disorders, today reported its financial results for the fiscal year ended December 31, 2021.

The Company also provided an update on its development programs, ADAIR and ADMIR, which leverage the Company’s proprietary technology that is designed to resist manipulation for snorting and provide barriers to injection.

Recent Highlights
•Achieved last patient last visit in the Company's pivotal intranasal abuse study, Study to Evaluate the Abuse Liability, Pharmacokinetics, Safety and Tolerability of an Abuse-Deterrent d-Amphetamine Sulfate Immediate Release Formulation (SEAL study);
•Completed selection of the final formulation for the Company’s second development program ADMIR, an abuse-deterrent formulation of methylphenidate (Ritalin®);
•Entered into an agreement with Catalent, a leading global provider of advanced delivery technologies, development, and manufacturing, to support the development and manufacturing of ADMIR; and
•Presented new data from a recently conducted survey of prescription stimulant abuse patterns at the APSARD 2022 Annual Conference.

“We are pleased with the substantial progress made lastt year. Looking ahead, 2022 is poised to be a significant year for Vallon. With the enrollment and dosing in our pivotal SEAL study now complete, we are on track to report topline data this quarter. We continue to be encouraged by the potential ADAIR has demonstrated to-date and are excited to complete this study and advance this much-needed abuse-deterrent option towards an FDA submission,” commented David Baker, Chief Executive Officer of Vallon. “Additionally, we continue to make progress with our second development program, ADMIR, and we expect to commence a first-in-human study this year. With the misuse and abuse of prescription stimulants continuing to climb, the unmet need for abuse-deterrent formulations and the potential of our platform technology continues to grow. We believe our platform technology holds broad capability across a number of CNS diseases to help meet this growing need for patients and we look forward to continuing to unlock its potential to build shareholder value.”

ADAIR1: Abuse-Deterrent Formulation of Dextroamphetamine – Topline pivotal study data expected Q1 2022

ADAIR is the Company’s proprietary abuse-deterrent formulation of immediate-release dextroamphetamine currently in development for the treatment of attention deficit hyperactivity disorder (ADHD) and narcolepsy. ADAIR is being developed leveraging the de-risked 505(b)(2) regulatory pathway and is currently being evaluated in the SEAL study, a pivotal intranasal abuse study.

The SEAL study is a pivotal randomized, double-blind, double dummy, placebo and active-controlled 4 period, 4-way crossover assessing the pharmacodynamics (PD), pharmacokinetics (PK), safety and tolerability of manipulated ADAIR 30 mg when compared to crushed d-amphetamine sulfate and placebo. Safety will be assessed via adverse events, vital signs, ECGs, clinical laboratory tests and other standard measures. Patient enrollment and treatment has been completed. The Company expects to report topline results this quarter.

Results from a recent survey sponsored by Vallon and conducted by the University of Kentucky of nearly 500 people who misuse or abuse prescription stimulants showed that immediate-release (IR) amphetamines, such as Adderall®, are the most commonly abused preparation of prescription stimulants. If approved, ADAIR has the potential to address the Adderall® segment of the ~$9 billion US ADHD market. This segment of the market has continued to grow faster than the overall ADHD market, even during the COVID pandemic, and now accounts for 30% of all ADHD prescriptions.

ADMIR: Abuse-Deterrent Formulation of Methylphenidate (Ritalin®) – First-in-human study expected to commence in 2022

The Company’s second development program is, ADMIR a novel abuse-deterrent formulation of immediate-release methylphenidate (Ritalin). Ritalin is another commonly prescribed stimulant for treating ADHD that is frequently misused and abused.

The Company has completed its formulation development work and selected a final formulation for ADMIR. The ADMIR formulation has demonstrated positive dissolution and abuse-deterrent characteristics in the laboratory setting, which the Company believes is compelling for advanced development. Preparations are underway to submit an Investigational New Drug Application (IND) for ADMIR with plans to commence the first human clinical trial in 2022.

Based on the data seen to-date, the Company’s proprietary platform technology can be applied to other prescription drugs with abuse potential enabling the development of novel abuse-deterrent medications for CNS disorders. The Company has ongoing evaluations of pipeline expansion opportunities across multiple drugs and indications.

Summary of Financial Results for Fiscal Year 2021

Net loss was $9.3 million and $4.8 million for the fiscal years ended December 31, 2021 and 2020, respectively.

Research and development expenses were $5.2 million and $3.7 million for the fiscal years ended December 31, 2021, and 2020, respectively. The increase in research and development expenses was primarily related to an increase in expenses related to the ADAIR registration development program.

General and administrative expenses were $4.1 million and $1.2 million for the fiscal years ended December 31, 2021, and 2020, respectively. The increase in general and administrative expenses was primarily related to D&O insurance, personnel expense, including non-cash stock-based compensation, and other public company expenses.
1 ADAIR is not approved by the FDA

As of December 31, 2021, the Company had cash, cash equivalents and marketable securities of approximately $7.5 million, which the Company expects will provide funding for its ongoing development and business activities into the third quarter of 2022.
About Vallon Pharmaceuticals, Inc.
Vallon Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company, headquartered in Philadelphia, PA. The Company is focused on the development of new medications to help patients with CNS disorders. The Company’s lead investigational product candidate, ADAIR, is a novel abuse-deterrent formulation of amphetamine immediate release being developed for the treatment of ADHD and narcolepsy.

For more information about the company, please visit www.vallon-pharma.com or connect with us on LinkedIn or Twitter.

References and links to websites have been provided for convenience, and the information contained on any such website is not a part of, or incorporated by reference into, this press release. Vallon is not responsible for the contents of third-party websites.
Forward Looking Statements
This press release contains “forward-looking statements” that are based on Vallon’s current expectations and subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation, Vallon’s ability to execute its business plan, continue its growth and fund its ongoing business activities as planned, Vallon’s ability to develop and commercialize its product candidates, expectations related to results of clinical trials and studies, Vallon’s expectations with respect to the important advantages it believes its abuse-deterrent formulation of drugs have over similar drugs in the market and the growing need for abuse-deterrent formulations of drugs, Vallon’s ability to utilize the 505(b)(2) regulatory pathway, Vallon’s ability to obtain FDA approval of ADAIR and its other product candidates, and Vallon’s expectations with respect to its cash runway. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in Vallon’s Quarterly and Annual Reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.
Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
vallon@jtcir.com